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                     AMENDMENT TO PARTICIPATION AGREEMENT

   This Amendment to each of the Participation Agreements ("Agreement") currently in effect between The Alger Portfolios (the "Trust"), Fred Alger & Company, Incorporated (the "Distributor"), and MetLife Insurance Company of Connecticut, and MetLife Investors USA Insurance Company (collectively, the "Company"), respectively, is effective this 30th day of April, 2010. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the respective Agreements.

   WHEREAS, the Trust and the Company agree to distribute the prospectuses of the Portfolios of the Trust pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

   WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

   NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

    1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

    2. The Trust shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Trust provide the Company with Statutory Prospectuses.

    3. The Trust represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its Portfolios The Trust further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

    4. The Trust agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses, that such web page will contain the current Trust documents required to be posted in compliance with Rule 498, and that such web page will not contain any additional materials not required by Rule 498. The Trust shall immediately notify the Company of any unexpected interruptions in the availability of this web page.

    5. The Trust and the Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving contract owner requests for additional Trust documents made directly to the

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       Trust, the Distributor or one of their affiliates. The Trust and the
       Distributor further represent and warrant that any information obtained about contract owners will be used solely for the purposes of responding to requests for additional Trust documents.

    6. The Company represents and warrants that it will respond to requests for additional Trust documents made by contract owners directly to the Company or one of its affiliates.

    7. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

    8. At the Company's request, the Trust will provide the Company with URLs to the Trust's current documents for use with Company's electronic delivery of fund documents or on the Company's website. The Trust will be responsible for ensuring the integrity of the URLs and for maintaining the Trust's current documents on the site to which such URLs originally navigate to.

    9. The Trust and the Distributor represent and warrant that they have reasonable safeguards in place to prevent the documents contained on the web page, and the documents provided to the Company for purposes of electronic delivery, from containing any virus.

    10.If the Trust determines that it will end its use of the Summary
       Prospectus delivery option, the Trust and the Distributor will provide the Company with at least 60 days' advance notice of its intent.

    11.The parties agree that all other provisions of the Participation
       Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

    12.The parties agree that the Company is not required to distribute Summary
       Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Trust and the Distributor sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of April 15, 2010.

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THE ALGER PORTFOLIOS

By: /s/ Hal Liebes
    --------------------------
Name: Hal Liebes
Its: Secretary

FRED ALGER & COMPANY, INCORPORATED

By: /s/ Hal Liebes
    --------------------------
Name: Hal Liebes
Its: Executive Vice President

METLIFE INSURANCE COMPANY OF CONNECTICUT

By: /s/ Paul L. LeClair
    --------------------------
Name: Paul L. LeClair
Its: Vice President and Actuary

METLIFE INVESTORS USA INSURANCE COMPANY

By: /s/ Paul L. LeClair
    --------------------------
Name: Paul L. LeClair
Its: Vice President